Exhibit 23.3

Consent of Independent Registered Public Accounting Firm
The Board of Trustees Lexington Realty Trust:
We consent to the incorporation by reference in the registration statements (Nos. 333-208755, 333‑206411, 333-157860, 333-175618) on Form S-3 and Form S-8, as applicable, of Lexington Realty Trust of our report dated February 28, 2017, with respect to the consolidated balance sheets of Lexington Realty Trust and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related notes and financial statement schedule III (collectively, the “consolidated financial statements”), which report appears in the December 31, 2017 annual report on Form 10-K of Lexington Realty Trust.

/s/ KPMG LLP New York, New York February 26, 2018